SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

THE GILLETTE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-1366970
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Prudential Tower Building,
Boston, MA	02199
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	001-00922
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange
Boston Stock Exchange
Chicago Stock Exchange
Pacific Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)
None

AMENDMENT NO. 2 TO FORM 8-A

      This Amendment No. 2 amends the Form 8-A, originally filed on January 11, 2001, as amended by Amendment No. 1 thereto filed on March 25, 2003 (collectively, the “Form 8-A”). Capitalized terms used without definition in this Amendment shall have the respective meanings ascribed to them in the Form 8-A.

Item 1: Description of Registrant’s Securities to be Registered

           Item 1 of the Form 8-A is hereby amended and supplemented by adding the following as the last paragraph under the heading “Preferred Stock Purchase Rights”:

           On January 27, 2005, The Procter & Gamble Company, an Ohio corporation (“P&G”), Aquarium Acquisition Corp., a wholly-owned subsidiary of P&G and a Delaware corporation (“Merger Subsidiary”) and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Subsidiary will be merged (the “Merger”) with and into the Company, with the Company being the surviving corporation in the Merger. Prior to the execution of the Merger Agreement, the Company and The Bank of New York, a New York banking corporation, as successor Rights Agent, entered into Amendment No. 2 to the Renewed Rights Agreement dated as of January 27, 2005 (the “Rights Agreement Amendment”). The effect of the Rights Agreement Amendment is to permit execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Renewed Rights Agreement.

           In particular, the Rights Agreement Amendment provides that neither P&G, Merger Subsidiary nor any of their affiliates or associates shall be deemed to be an Acquiring Person, and neither a Stock Acquisition Date nor a Distribution Date shall be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Renewed Rights Agreement, in any such case solely by virtue of (a) the execution and delivery of the Merger Agreement or (b) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. In addition, pursuant to the Rights Agreement Amendment, the Rights will cease to be exercisable upon consummation of the Merger.

           The Rights Agreement Amendment is incorporated by reference herein, and the foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2: Exhibits

      Item 2 of the Form 8-A is hereby amended and supplemented by adding the following exhibit:

1.10 Amendment No. 2 to the Renewed Rights Agreement dated as of January 27, 2005 between The Gillette Company and The Bank of New York, as successor Rights Agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 28, 2005).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE GILLETTE COMPANY

By:	/s/ Charles W. Cramb

	Name:	Charles W. Cramb
	Title:	Senior Vice President and Chief
Financial Officer

Date: January 28, 2005

EXHIBIT INDEX

Exhibit Number	Description

1.10	Amendment No. 2 to the Renewed Rights Agreement dated as of January 27, 2005 between The Gillette Company and The Bank of New York, as successor Rights Agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 28, 2005).